Exhibit 3.1023
CERTIFICATE OF FORMATION
PEERLESS LANDFILL, LLC
     Pursuant to § 18-201, Delaware Code Annotated, the undersigned states as follows:
     1. Name. The name of the limited liability company (the “Company”) formed by this instrument is “Peerless Landfill, LLC”.
     2. Registered Office; Registered Agent. The address of the registered office of the Company in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The Company’s registered agent at that address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be duly executed as of the 21st day of February, 2000.

Allied Waste North America, Inc., a Delaware corporation, Sole Member
By:	/s/ D.W. Slager
D. W. Slager, Vice President Operations

CERTIFICATE OF AMENDMENT
OF
PEERLESS LANDFILL, LLC
     1. The name of the limited liability company is Peerless Landfill, LLC.
     2. The Certificate of Formation of the limited liability company is hereby amended as follows:
     Paragraph 1 of the Certificate of Formation is hereby amended to read:
     “1. Name. The name of the limited liability company (“Company”) formed by this instrument is Willow Ridge Landfill, LLC”.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Peerless Landfill, LLC this 28th day of September, 2000.

ALLIED WASTE NORTH AMERICA, INC., a Delaware corporation, Sole Member
By:	/s/ D.W. Slager
D.W. Slager
Vice President, Operations